REVISED AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT

      This Revised Amended and Restated Technology License Agreement (the "Agreement") is made and entered into August 19, 2005, between Bio-Products International, Inc. ("Bio-Products"), a company incorporated under the laws of the State of Alabama (the "Licensor"), and World Waste Technologies, Inc. (WWT), a company incorporated under the laws of the State of California (the "Licensee") (the Licensor and Licensee may hereinafter be either individually referred to as the "Party" or collectively referred to as the "Parties").

                                    PREMISES:

      Whereas, Dr. Michael H. Eley ("Eley"), in his continuous capacity as an employee of the University of Alabama in Huntsville ("UAH"), developed certain proprietary intellectual property, patented processes, and patent pending processes for the volume reduction, separation, recovery, and recycling of various components of waste materials, including without limitation, Municipal Solid Waste ("MSW"), which technology has been reduced to United States Patent No. 6,306,248 (the "U.S. Patent") and Patent Cooperation Treaty, International Application No. PCT/US01/50049 (the "PCT") (collectively, the "UAH Technology"). The UAH Technology constitutes the first of the two parts of the "Technology" (as defined herein). Eley is the majority stockholder, a Director, and the President and CEO of Bio-Products;

      Whereas, pursuant to that certain Amended and Restated License Agreement, effective August 18, 2003, which supersedes and replaces the original license agreement dated November 13, 1992, which was amended effective November 5, 1997 and amended again effective August 31, 1999, between UAH and Bio-Products (the "UAH License") (a complete copy of which is attached as Exhibit A), UAH granted an exclusive worldwide license to Bio-Products covering the UAH Technology, including the rights to make, have made, use, lease and sell certain products, and to practice certain processes, and to license some or all of the rights granted to Bio-Products by UAH to others, such products and processes being more specifically defined in the UAH License;

      Whereas, Donald E. Malley ("Malley") developed certain proprietary intellectual property, equipment designs, and process operating procedures related to the UAH Technology, including the expertise and know-how for fabrication and continuous operation of a small waste reduction process plant at a commercial sanitary landfill for a period of eighteen months (collectively, the "Malley/M&M Technology"). Malley (the Developer") and M&M Consulting, Inc. ("M&M", a company incorporated under the laws of the State of Mississippi) have assigned to Bio-Products, exclusively throughout the world, all right, title and interest in the Malley/M&M Technology. A complete copy of the Amended and Restated Stock Purchase and Assignment Agreement (the "Malley/M&M Assignment") is attached as Exhibit B. The Malley/M&M Technology constitutes the second of the two parts of the "Technology" (as defined herein). M&M is a stockholder in Bio-Products, and Malley is a Vice President of Bio-Products;

      Whereas, the original Technology License Agreement, dated June 21, 2002, was between Bio-Products and World Waste Holdings, Inc. ("WWHI"), incorporated under international law in Anguilla, British West Indies, and WWHI assigned the said Technology License Agreement to World Waste of America, Inc. ("WWA"), a company incorporated under the laws of the State of California, effective May 12, 2003 (a complete copy of which is attached as Exhibit C);

      Whereas, WWA and all of its assets, including the June 21, 2002 Technology License Agreement with Bio-Products, was acquired by Waste Solutions, Inc. ("WSI"), a California corporation, in a merger and reorganization in which WWA became a wholly owned subsidiary of WSI, dated March 22, 2004 (a complete copy of which is attached as Exhibit D);


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

      Whereas, WSI filed a Certificate of Amendment of Articles of Incorporation to the Secretary of State of the State of California changing the name of the corporation to World Waste Technologies, Inc. ("WWT") on March 24, 2004 (a complete copy of which is attached as Exhibit E);

      Whereas, Bio-Products desires to enter into this Revised Amended and Restated Technology Agreement with the Licensee to provide the Technology and future improvements for the construction and operation of commercial scale MSW processing and recycling facilities subject to the terms and conditions set forth herein;

      Whereas, the Licensee either has the financial resources, or has agreed to use their best efforts to secure the financial resources, for the design, engineering, and fabrication of processing equipment and facilities, acquisition and permitting of construction sites, purchase of processing equipment, construction and operation of commercial scale MSW processing and recycling facilities, and marketing and promotion of said commercial facilities that are compatible with the Technology;

      Whereas, the Licensee desires to enter into this Revised Amended and Restated Technology Agreement with Bio-Products to use the Technology and future improvements for the construction and operation of commercial scale MSW processing and recycling facilities subject to the terms and conditions hereinafter set forth;

      Whereas, the Parties wish to execute this Revised Amended and Restated Technology Agreement between the Parties as herein set forth to supercede and replace the Amended and Restated Technology License Agreement, executed on June 21, 2004, which superceded and replaced the original Technology License Agreement, dated June 21, 2002, and June 21, 2002 shall remain the effective date of this Agreement; and

      Now, therefore, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

      For purposes of this Agreement, the following words and phrases shall have the following meanings:

      1.1 "Technology" shall mean the inventions, technology, and proprietary intellectual property and information developed by Bio-Products, Eley, Malley, and UAH created or discovered prior to or after the effective date of this Agreement, including, but not limited to, inventions, processes, process operating procedures and discoveries, patents, patent applications, trade secrets, developments, facility designs, equipment designs, works of authorship, formulas, software programs, techniques, information, expertise, know-how, data, research, mask works, all intellectual and industrial property rights of any sort, all rights of integrity, disclosure and withdrawal, copyrights, trade names and trademarks, which are related to the recycling, processing, collection, storage, disposal, treatment, utilization or reduction of waste or waste components. Technology as defined in this Agreement does not include or prohibit any end uses of the cellulosic product or other by-products of the process, with the exception of the use of the cellulosic product in applications in which the cellulosic product of waste, including MSW, processed utilizing the Technology is either used directly as a fuel source or converted into an end product for energy production which remains exclusively licensed to Bio-Products. Technology otherwise includes without limitation, the UAH Technology, the Malley/M&M Technology, United States Patent Number 6,306,248 and Patent Cooperation Treaty International Application Number PCT/US01/50049.


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

      1.2 "Third Party" shall mean any person or entity other than Bio-Products, Eley, Malley, UAH, the Licensee and Sub-Licensees of the Licensee.

      1.3 "Operating Day" shall mean the day in which the facility (i) processes waste equal to or in excess of the facility's daily design capacity as warranted in Section 5.7; or (ii) processes all of the waste brought to the facility for processing on such day; or (iii) processes as much waste as allowed by any downstream limitations, such as but not limited to, any limitations on the downstream processing or disposal of the cellulosic product.

      1.4 "Cellulose Product" shall be defined as the smallest size material obtained from screening the processed materials produced utilizing the Technology, typically through a one-half inch screening device, in which more than fifty percent (50%) by dry weight can be chemically characterized as material originating from forest products or other living plants.

      1.5 "Bio-Products Affiliate" means a corporation or other legal entity formed and doing business, and in which Bio-Products directly holds or owns (i) at least fifty-one percent (51%) of the equity or ownership interest in such corporation or other legal entity; and (ii) sufficient voting rights to enable Bio-Products to nominate and elect at least a majority of the board of directors or other managing authority and maintain control in the direction of the business operations and strategies of such corporation or other legal entity; and (iii) an active operational interest, not merely a passive investment interest, in such corporation or other legal entity.

      1.6 "Proposed Construction Notice" means a written notice containing (i) a description of the proposed facility, (ii) the identity of the prospective location for the proposed facility, (iii) a detailed financial and business plan for the proposed facility and its operation, and (iv) the identity of the proposed feedstock provided and its proposed feedstock contract.

                          ARTICLE II - GRANT OF LICENSE

      2.1 Subject to the terms and conditions of this Agreement, Bio-Products hereby grants a license to the Licensee to utilize the Technology to construct and operate commercial scale MSW processing and recycling facilities in the United States of America ("USA").

      (a) The license granted by Bio-Products to the Licensee under this Agreement shall be exclusive in all of the States, territories, and possessions of the USA with the following exceptions: (i) Bio-Products shall retain the exclusive right and license to utilize the Technology to construct and operate commercial scale MSW processing and recycling facilities in the USA for applications in which the cellulosic product of waste, including MSW, processed utilizing the Technology is either used directly as a fuel source or converted into an end product for energy production; (ii) except as otherwise provided for herein, Bio-Products shall retain the exclusive right and license to utilize the Technology to construct and operate commercial scale MSW processing and recycling facilities in the State of Arkansas; and (iii) Bio-Products shall retain a non-exclusive right and license to construct and operate additional commercial scale MSW processing and recycling facilities utilizing the Technology in one or all of the States of Alabama, Tennessee, Georgia, and/or South Carolina, providing the total number of facilities in these States does not exceed four (4) (the "Bio-Products Retained Sites") and further providing that Bio-Products shall be required to draw its MSW feedstock for said four Bio-Products Retained Sites only from within the State boundaries of each of said four States and/or from within 75 miles from the State border outside the State in which the operating facility exists. The above notwithstanding, upon written requests from the Licensee, (i) Bio-Products shall grant site-specific sub-licenses to the Licensee for applications in which the cellulosic product of waste, including MSW, processed utilizing the Technology is either used directly as a fuel source or converted into an end product for energy production; (ii) Bio-Products shall grant site-specific sub-licenses to the Licensee to construct and operate facilities utilizing the Technology in the State of Arkansas. In addition, Bio-Products hereby grants the Licensee a first right of refusal in accordance with the terms of Section 2.1(b) hereof.


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

      (b) Right of First Refusal. As stated in Paragraph 2.1(a), Bio-Products or a Bio-Products Affiliate, as defined in paragraph 1.5, shall retain (i) a non-exclusive right and license to construct and operate up to four (4) Bio-Products Retained Sites, i.e., up to four
            (4) facilities utilizing the Technology in the States of Alabama, Tennessee, Georgia, and South Carolina and (ii) the exclusive right and license to construct and operate commercial scale MSW processing and recycling facilities utilizing the Technology in the State of Arkansas (the "Arkansas Sites") (collectively, the Bio-Products Retained Sites and the Arkansas Sites shall be referred to herein as the "ROFR Sites"). Bio-Products and Licensee hereby agree that a right of first refusal is hereby granted to Licensee to participate in the ROFR Sites as follows:

            (i) Proposal Notice. If at any time Bio-Products or a Bio-Products Affiliate proposes to develop and construct a ROFR Site, then Bio-Products shall give Licensee a Proposed Construction Notice pursuant to Section 14.15 hereof of Bio-Products' or Bio-Products Affiliate's intention to develop a ROFR Site. To the extent Bio-Products has been discussing the ROFR Site with a Bio-Products Affiliate or any Third Party, the Proposed Construction Notice shall also include all details regarding those discussions and a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed ROFR Site with said Bio-Products Affiliate or other Third Party(ies).

            (ii) Licensee's Option. Licensee shall have an option for a period of ninety (90) days from receipt of the Proposed Construction Notice to elect to finance, own and control up to one hundred percent (100%) of the project in accordance with the material terms and conditions as described in the Proposed Construction Notice. Licensee may exercise such option by notifying Bio-Products in writing pursuant to Section 14.15 hereof before expiration of the ninety (90) day period. If Licensee exercises such option and elects to own and control more than 50%, (i) each facility covered by said exercise shall not be considered as one of the Bio-Products Retained Sites, if Licensee has majority interest (interest greater than 50%), and (ii) the Licensee shall reimburse Bio-Products for its actual out-of-pocket expenses incurred in securing said facility within ninety (90) days of exercising its option, and pay Bio-Products a Sales Commission equal to three percent (3%) of the proposed capital cost of the facility (excluding the cost of the vessel(s)), payable in four equal installments with each such installment due 90 days, 180 days, 270 days, and 360 days, respectively, from the date Licensee secures and completes financing for the facility or begins construction and placing orders for equipment prior to completion of financing of the facility. Notwithstanding the foregoing, Licensee shall not have an option pursuant to this Section 2.1(b) with respect to the first two "Proposed Exempt Site(s)" (as defined below). For the purposes hereof, the term
                  "Proposed Exempt Site(s)" shall mean a proposed ROFR Site which processes, or is capable of processing, no more than 2000 tons per day located in the State of Arkansas, Alabama, Tennessee, Georgia, and South Carolina."


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

            (iii) Non-Exercise  of Rights.  To the extent that  Licensee has not exercised its rights to develop the proposed facility within the time periods specified above, Bio-Products or a Bio-Products Affiliate shall have the right to construct the facility upon terms and conditions (including the capital commitment) no more favorable than those specified in the Proposed Construction Notice and the Licensee shall then grant a site-specific sub-license (said sub-license shall not be sub-licensable or otherwise transferable for any reason without the prior written consent of Licensee) to Bio-Products or a Bio-Products Affiliate, as the case may be. Every effort will be made by the Parties to avoid locating facilities that would compete for waste in the same collection areas.

      2.2 The term of this license shall extend from the effective date of the original Technology License Agreement, which is June 21, 2002, for a period of twenty (20) years, unless extended, terminated or replaced by agreement of the Parties hereto, or unless otherwise extended or terminated, as elsewhere provided in this Agreement. This Agreement shall be extended automatically until the expiration date of the last patent issued to Bio-Products and/or UAH covering the Technology.

      2.3 Anything to the contrary contained elsewhere in this Agreement notwithstanding, Bio-Products shall retain all of the exclusive rights granted under the UAH License and all of the exclusive rights assigned by the Malley/M&M Assignment, including the worldwide exclusive right to license some or all of its rights not granted to the Licensee under this Agreement to Third Parties to utilize the Technology.

      2.4 Subject to the terms and conditions of this Agreement, Bio-Products hereby grants to Licensee the right to obtain an exclusive option or license to utilize the Technology to construct and operate commercial scale MSW processing and recycling facilities outside the United States upon the following conditions:

      (a) From the date of this Amended and Restated Technology License Agreement, Bio-Products agrees to inform Licensee of any written offer from a Third Party to obtain an exclusive option or license for a foreign country not currently under an exclusive option or license that is acceptable to Bio-Products. Licensee will be granted a period of thirty (30) days from the date of notification in which to elect to purchase the option or license for said country on the same terms and conditions as contained in the written offer from the Third Party. If Licensee exercises its right to purchase the option or license for said country during the thirty (30) day period, then Bio-Products shall grant an exclusive option or license to Licensee under the terms and conditions stated in the written offer from the Third Party. If Licensee fails to exercise its right to purchase the option or license within the thirty (30) day period, then Bio-Products may grant an exclusive option or license for said country to the Third Party making the initial offer.


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

      (b) The Licensee may from time to time submit a written request to Bio-Products naming each country in which it wishes to obtain an option for an exclusive license to utilize the Technology. If Bio-Products has not previously granted an exclusive option or license to or received a written offer from a Third Party for that country, Bio-Products shall grant Licensee an option for an exclusive license for that country upon the payment of fifteen thousand dollars ($15,000) per country (the "Option Fee"). Said Option Fee shall be due and payable within thirty (30) days after Bio-Products has informed Licensee in writing that said country is available. Licensee acknowledges that the deadline for submission of foreign patent applications based on the current PCT has expired, therefore no patent protection can be provided to Licensee under the current PCT. However, Licensee agrees to pay all fees and expenses, including, but not limited to, maintenance fees incurred in the prosecution of future patents as may be necessary or useful in the countries licensed to Licensee under this Paragraph 2.4. Such option for an exclusive license granted to Licensee pursuant to this Paragraph 2.4(b) shall be for a term of three (3) years from the date that the Option Fee is paid to Bio-Products; provided the Licensee has also paid all fees and expenses for patent prosecution incurred during the term of the option, and Licensee is in compliance with all requirements under this Agreement for exclusivity in the United States.

      (c) At any time prior to the expiration of the term of an option for an exclusive license to Licensee in any country under Paragraph 2.4
            (b), the option may be converted to an exclusive license upon payment by Licensee to Bio-Products of a license fee of eighty-five thousand dollars ($85,000) per country, in addition to the above Option Fee and any patent prosecution fees and expenses. Licensee shall also continue to pay all fees and expenses, including, but not limited to, maintenance fees incurred in the prosecution of patents as may be necessary or useful in the country licensed to Licensee under this Paragraph 2.4.

      (d) For each country exclusively licensed to Licensee under Paragraph 2.4(c), the terms and conditions set forth elsewhere in this Agreement shall apply and Licensee shall pay royalties, bonuses, and fees to Bio-Products in accordance with Article III, excluding Paragraph 3.1, and all waste processing facilities both in the United States and outside the United States shall be combined on a cumulative basis for purposes of calculating all payments due to Bio-Products, unless another financial arrangement is mutually agreed to by the Parties.

      2.5 For each facility to be constructed and operated under this Agreement by the Licensee, a Proposed Construction Notice, as defined in Article 1.6, shall be prepared and submitted to Bio-Products for review and comment. Bio-Products shall submit its comments in writing to the Licensee in a timely manner, not to exceed ninety (90) days. The Licensee shall, at its discretion, then grant a site-specific sub-license to a USA entity (the "Sub-Licensee"), if any, that shall own and/or operate the facility. Such sub-license agreement shall be subject to the approval of Bio-Products, which approval shall not be unreasonably withheld and shall be deemed given if not provided within ninety
(90) days of written notice to Bio-Products as per the terms of Section 14.15 hereof.

             ARTICLE III - FEES, ROYALTIES, AND OTHER CONSIDERATION

      3.1 The Licensee shall pay to Bio-Products a one time Technology licensing fee of Three Hundred Fifty Thousand Dollars ($350,000) for the USA. Bio-Products acknowledges that it has received payment in full of this Technology licensing fee.


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

      3.2 The Licensee shall pay to Bio-Products a royalty of fifty cents ($.50) for every ton of waste received and processed utilizing the Technology, up to a maximum of two thousand (2,000) tons per day of waste processed. The Licensee shall pay to Bio-Products a royalty of one dollar ($1.00) for every ton of waste received and processed in excess of two thousand tons per day up to a maximum of ten thousand (10,000) tons per day of waste processed. The Licensee shall pay to Bio-Products a royalty of one dollar and fifty cents ($1.50) for every ton of waste received and processed in excess of ten thousand (10,000) tons per day. The royalty payments shall become payable on the thirtieth (30th) day following the end of the calendar month in which such amount becomes due and owing until this Agreement or any extension thereof expires or is terminated. Bio-Products agrees that no royalty shall be due and payable with respect to waste processed at any facility until such facility has been in operation for thirty (30) Operating Days, as defined in Paragraph 1.3 (the "Operational Date").
Bio-Products further agrees that no royalty shall be assessed on the first facility until either the sale of the cellulosic product is confirmed by a written agreement between the Licensee and a purchaser or the facility has operated, producing and disposing of the cellulosic product, for more than ninety (90) days after the Operational Date. Payment of said royalties shall be by wire transfer of funds to a Bio-Products bank account or by cashier's check or other bank certified negotiable instrument.

      3.3 The Licensee shall pay to Bio-Products a bonus (the "Bonus") of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulosic product from waste, including MSW, utilizing the Technology. The Bonus shall become due and payable on the ninetieth (90th) day following the end of the calendar quarter in which such recyclable product sales are made until this Agreement or any extension thereof expires or is terminated. The Bonus shall be paid by wire transfer of funds to a Bio-Products bank account or by cashier's check or by other bank certified negotiable instrument. The above notwithstanding, no Bonus shall be due and payable with respect to the cellulosic product produced at the facility until the facility reaches its Operational Date.

      3.4

      (a) As additional consideration and for their experience and know-how regarding the Technology, the Licensee shall pay Bio-Products a monthly fee for technical services. Such technical services shall initially be provided by Eley and Malley who are employees of Bio-Products, and who agree to provide whatever technical services are reasonably requested of them by Licensee. Payments to Bio-Products for the technical services shall be ten thousand dollars ($10,000) per month payable on or before the first (1st) business day of each month beginning six (6) months from June 21, 2002. Payments for the technical services of Bio-Products shall be increased to twenty thousand dollars ($20,000) per month commencing on the first business day of the month following the Licensee's initial down payment for the process vessels for construction of the Licensee's first plant and continuing each month thereafter until the first facility reaches its Operational Date.

      (b) Following the Operational Date as defined above in 3.4(a) of Licensee's first facility, and effective immediately, payments for the technical services of Bio-Products shall be decreased to fifteen thousand dollars ($15,000) per month for the continued provision of technical services by Bio-Products with respect to the construction of additional facilities or the expansion of existing facilities. Licensee and Bio-Products shall enter into a consulting agreement on terms mutually agreeable to both Parties for the continued provision of technical services by Bio-Products with respect to the construction of additional facilities or the expansion of existing facilities. Licensee agrees that said consulting agreement shall be for five (5) years and shall include a minimum of fifteen thousand dollars ($15,000) per month payable to Bio-Products on the first (1st) business day of each month.


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

      (c) If at any time Bio-Products fails to undertake technical services requested, then Licensee may cease all payments as set forth in this Paragraph 3.4, until such time as the failure to undertake the technical services requested is remedied.

      3.5 Additionally, with respect to the technical services provided by Bio-Products, the Licensee shall either provide pre-paid expense accounts or reimburse Bio-Products employees for the reasonable transportation, lodging, food, and other expenses incurred by Bio-Products employees in the performance of such technical services for the Licensee. In either case, itemized expense reports and receipts shall be submitted to the Licensee by Bio-Products employees within ten (10) business days of completion of travel or a specific project in which expenses are incurred. The Licensee shall establish a travel expense policy and procedure, which policy and procedure Bio-Products shall adhere to unless the Parties agree, in writing, otherwise. Any reimbursement for expenses shall be paid by the Licensee within ten (10) business days of receipt of such expense reports submitted by Bio-Products employees.

      3.6 The Licensee may enter into research and development contracts with Bio-Products to use the UAH pilot plant and facilities that are unrelated to the Technology, as defined herein, with Eley as the principal investigator, to be defined from time to time in exchange for results and information, and Bio-Products shall provide a royalty free unrestricted license to use said results and information which are unrelated to the Technology at Licensee's facilities for the period of this Agreement unless a separate agreement is prepared and signed by both Parties. Such results and information which are unrelated to the Technology, including but not limited to test results, notes, and reports regarding the work performed as requested by the Licensee shall be turned over to the Licensee by Eley within thirty (30) days of completion, and all such results and information shall be considered as jointly owned by Licensee and Bio-Products as provided in Article IV. Eley shall allow the Licensee to visit the UAH pilot plant facility for any purposes, including demonstrations, recyclable product production, and testing upon reasonable notice by the Licensee and mutual agreement with Eley as to the dates and times. Eley shall also provide training for the Licensee's employees to use the licensed Technology at the UAH pilot plant. Eley shall be compensated at a rate of five hundred dollars ($500.00) per day plus expenses for all pilot plant operations. For demonstrations, recyclable product production, testing, and training at the UAH pilot plant at the request of the Licensee, the Licensee shall compensate Bio-Products and UAH for the expenses for such demonstration and test runs as follows:

      (a) For Each Series of Test Runs:
               (i)      Pilot Plant Preparation/Set up                       $500
               (ii)     Pilot Plant Clean-up/Shutdown                        $500
      (b) For Each Test Run in a Series:
               (i)      Boiler Fuel/Water Treatment                          $200
               (ii)     Labor                                                $800
               (iii)    Waste Disposal                                       $100
      (c) Follow up Costs:
               (i)      Small Sample Collection, Packaging & Storage         $100
               (ii)     Large Sample  Collection & Packaging                 $250
               (iii)    Dry  Cellulose  Product  per ton                     $500
               (iv)     Shipping Containers & Shipping Costs            Actual, plus 25%
      (d) Additional expenses:
               (i)      Tractor Rental                                       $100/day
               (ii)     Auto/Truck mileage for Laborers                      $0.40/mile
               (iii)    Truck towing mileage                                 $0.80/mile
               (iv)     Local Lodging for Laborers                           $50/day
               (v)      Per Diem allowance for Laborers                      $25/day

      3.7 For the first facility to be sub-licensed under this Agreement, the Licensee agrees that the facility design, equipment designs and specifications, engineering firm, construction contractors and sub-contractors, and all facility management and labor personnel must be approved by Bio-Products, which approval shall not be unreasonably withheld. The Licensee also agrees to begin the facility permitting, facility and equipment design, equipment selection, and engineering for the first facility within six (6) months from the date of execution of this Agreement and to begin placing orders for equipment and construction site work within one (1) year from the date of approval of all permitting, facility and equipment design, equipment selection, and engineering for the first facility. Notwithstanding the foregoing, Licensee shall begin placing orders for equipment and shall commence and diligently pursue construction and completion of the first facility no later than thirty (30) months from the effective date of this Agreement, which would be December 21, 2004.

      3.8 Due to the proprietary nature of the process vessel design, the Licensee agrees that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Licensee and its Sub-licensees shall purchase all required vessels exclusively from Bio-Products. The purchase price shall be cost plus fifteen percent (15%), not including shipping costs or taxes. All other equipment required for construction and operation of waste processing and recycling facilities utilizing the Technology may be purchased from other vendors. The first two vessels are to be built to Bio-Products' specifications in Mississippi and shipped to the requested locations. Shipping costs and applicable taxes shall be itemized and included in the cost of vessels and shall be invoiced to and paid by the Licensee. Thereafter, Bio-Products shall from time to time seek the qualifications of and obtain cost quotations from alternative vessel manufacturers to manufacture future process vessels as needed such that the same may be provided to Licensee having equal or higher quality than that established by Bio-Products from its Mississippi manufacturer and may be transported by truck to the required facility at a cost equal to or less than that established by Bio-Products from its Mississippi manufacturer including the cost of shipping and taxes. Bio-Products shall provide a minimum of thirty (30) days training for Licensee employees and a written operations and maintenance manual for operating the process vessels. If future vessels are purchased at a cost, excluding shipping costs and taxes, below the most recent purchase price, Licensee agrees to pay Bio-Products an amount equal to twenty-five percent (25%) of the cost savings. An example of the Bio-Products warranty for the process vessels is attached as Exhibit F. Bio-Products agrees to work directly with an Engineer, Procure, and Construct ("EPC") contractor chosen by Licensee regarding the procurement of process vessels from Bio-Products manufactured by Mississippi Tank Company or by qualified alternative vessel manufacturers for the development of an EPC contract with Licensee for future process vessels as needed by Licensee. Any such EPC contractor and any such alternative process vessel manufacturer shall be required to sign a Bio-Products Confidentiality, Non-Disclosure, and Non-Use Agreement.

      3.9 In order to maintain the exclusivity of this Agreement, the Licensee further agrees that, within six (6) months from the Operational Date of the first facility, the Licensee shall begin the facility permitting, facility and equipment design, equipment selection, and engineering for construction of one or more facilities with a combined total of at least two thousand (2,000) tons per day. Licensee further agrees that within six (6) months after Licensee has obtained approval of permitting, facility and equipment design, equipment selection, and engineering, the Licensee shall begin ordering equipment and construction site work for the one or more facilities with a combined total of at least two thousand (2,000) tons per day, unless prevented from doing so by a regulatory or government agency, acts of God, acts of war, acts of terrorism, strikes, and the like. The Licensee shall expand existing facilities and/or add new facilities with design capacity for processing at least an average of an additional two thousand (2,000) tons per day of MSW each year thereafter, unless prevented from doing so by a regulatory or government agency. If Licensee fails to perform as specified under this Paragraph 3.9 for two (2) consecutive years, then this Agreement shall convert from an exclusive to a non-exclusive license.

      3.10 The Licensee shall maintain all such books and records as are necessary to accurately determine all amounts due and payable to Bio-Products, Eley, and Malley under Paragraphs 3.2, 3.3, 3.4 and 3.5 of this Agreement, which books and records the Licensee shall make reasonably available, upon the submission of a written request from Bio-Products for inspection by Bio-Products and/or its designated representative at a time mutually convenient to Bio-Products and the Licensee. Bio-Products agrees to treat all such information respecting Licensee's books and records as confidential.

      3.11 All payments shall be paid to Bio-Products at the address set forth in Paragraph 14.15 of this Agreement or as otherwise notified in writing by Bio-Products.

                     ARTICLE IV - INVENTIONS AND DISCOVERIES

      4.1 All rights, title, and interest in and to the Technology and all patent applications and patents thereon or relating thereto as presently exist, specifically United States Patent No. 6,306,248 and foreign patents filed prior to April 22, 2004 on Patent Cooperation Treaty International Application No. PCT/US01/50049 shall remain the sole and exclusive property of UAH. In addition, future patents and patent applications, both foreign and domestic, with respect to the existing Technology shall be applied for and prosecuted, and if received, shall issue solely in Bio-Products' name (See Paragraph 2.7 of the UAH License, attached hereto as Exhibit A).

      4.2 All right, title and interest in and to all future inventions, processes, enhancements, improvements and other discoveries made by Bio-Products, or any person acting for and under the direction of Bio-Products or the Licensee, or any other employees or consultants of Bio-Products or the Licensee, relating specifically to the design, engineering, fabrication, and operation of the process vessels required to utilize the Technology, whether or not patentable, shall be owned exclusively by Bio-Products and licensed to Licensee hereunder. All patent applications and patents thereon, foreign and domestic, whether made by any of the Parties, or jointly by the Parties, or jointly by at least one employee of each Party, shall be owned exclusively by Bio-Products. Bio-Products shall add the names of Licensee's employees and consultants that make substantive contributions to the development of such patent applications as co-inventors. To the extent required to accomplish the foregoing, the Licensee and/or its employees and consultants shall execute any and all assignments of patents or other documents to Bio-Products, if required for any such patents to issue in Bio-Products' name. Bio-Products shall provide the Licensee with detailed information concerning all such related, future inventions, processes, enhancements, improvements and other discoveries. Bio-Products hereby grants to the Licensee an exclusive license in the USA, subject to the same exclusions and conditions stated above in Paragraph 2.1, to utilize all such future inventions, processes, enhancements, improvements and other discoveries at no additional royalty or cost, except that the term of this Agreement shall be automatically extended to the expiration date of any subsequently issued patent for each facility which utilizes such future invention, process, enhancement or improvement. Any facility which does not utilize such future invention, process, enhancement or improvement shall not be subject to the extension of the term of this Agreement.

      4.3 The Technology of Bio-Products and/or UAH shall be maintained by the Licensee free and clear of all liens and encumbrances or rights of any Third Party. Neither Bio-Products nor Licensee shall sub-license, encumber, transfer or assign the Technology of Bio-Products and/or UAH without the written consent of the other Party, except as provided in this Agreement.

      4.4 The provisions Paragraphs 4.1, 4.2, and 4.3 of this Article shall apply to both foreign and domestic inventions, processes, enhancements, improvements and other discoveries relating to the Technology, whether or not patentable, and to all patent applications and patents related thereto.

      4.5 All right, title and interest in and to all future inventions, processes, enhancements, improvements and other discoveries made jointly by Bio-Products and Licensee, or any person acting for and under the direction of Bio-Products and Licensee, or any other employees or consultants of Bio-Products and Licensee, relating to the use of the cellulosic product in any applications not previously excluded in Paragraph 2.1 of this Agreement or any other by-products obtained from the processing of MSW utilizing the Technology, whether or not patentable, shall be owned jointly by Bio-Products and Licensee. All patent applications and patents thereon, foreign and domestic, whether made jointly by the Parties or jointly by at least one employee of each Party, shall be jointly owned by Bio-Products and Licensee. The Parties shall add the names of all employees and consultants that make substantive contributions to development of such patent applications as co-inventors. To the extent required to accomplish the foregoing, Bio-Products and Licensee and/or their respective employees and consultants shall execute any and all assignments of patents or other documents to Bio-Products and Licensee, if required for any such patents to issue jointly in Bio-Products' and Licensee's names. Bio-Products and Licensee shall share equally in the costs of patent preparation, application, prosecution, and maintenance for all such jointly owned inventions The Parties shall provide each other with detailed information concerning all such related, future inventions, processes, enhancements, improvements and other discoveries. Bio-Products and Licensee, as co-owners of any such jointly developed inventions shall each have the full right to exploit such joint inventions with no accounting to the other Party.

      4.6 All inventions, processes, enhancements, improvements and other discoveries developed by Licensee, its employees, and/or its consultants, not including any Bio-Products employees or consultants performing technical services for Licensee, regarding the use of the cellulosic product, or any other by-product obtained from the processing of MSW utilizing the Technology, in any applications not previously excluded by Paragraph 2.1 of this Agreement, whether or not patentable, shall be owned exclusively by Licensee. All inventions, processes, enhancements, improvements and other discoveries developed by Licensee, its employees, and/or its consultants not related to the Technology, whether or not patentable, shall be owned exclusively by Licensee.

      4.7 All inventions, processes, enhancements, improvements and other discoveries developed by Bio-Products, its employees, and/or its consultants, other than those developed by Bio-Products while performing technical services for Licensee, regarding the use of the cellulosic product or any other by-product obtained from the processing of MSW utilizing the Technology, shall be owned exclusively by Bio-Products and shall not constitute a part of the Technology.

      4.8 The Parties shall cooperate in good faith to protect any such invention, process, enhancement, improvement or other discovery, and to make all necessary applications, assignments, as provided herein, and filings, including patents, industrial designs, copyright registrations, trademark registrations and other legal protections, necessary or helpful to protect their interests therein.

                    ARTICLE V - REPRESENTATIONS AND WARANTIES
                                 OF BIO-PRODUCTS

      Bio-Products hereby represents and warrants, as of the date hereof, as follows:

      5.1 Bio-Products is a corporation, duly organized, validly existing and in good standing under the laws of Alabama. Bio-Products has all requisite power and authority, corporate and otherwise, to execute, deliver, observe, and perform its obligations under, this Agreement. The execution, delivery and performance by Bio-Products of this Agreement have been duly authorized by all necessary corporate action and does not and will not violate Bio-Products' Articles of Incorporation or Bylaws or any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect to which Bio-Products is a party or is subject.

      5.2 Bio-Products possesses all such franchises, licenses, patents, or other rights necessary to enter into, and satisfy its obligations under, this Agreement, without (to the best of Bio-Products' knowledge) any conflict with, or infringement of, the franchises, licenses, patents or other rights of Third Parties.

      5.3 Bio-Products has the exclusive rights to grant some or all of its rights or licenses to Third Parties to utilize the Technology not granted to the Licensee under this Agreement in various geographical locations worldwide.

      5.4 There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products in any way relating to the Technology. There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products' properties, assets or business which might have a materially adverse effect on Bio-Products' rights or ability to perform this Agreement in accordance with its terms. No investigation by any governmental agency is pending or threatened against Bio-Products or the properties, business, or goodwill of Bio-Products, which has or might have a materially adverse effect on Bio-Products' rights or ability to perform this Agreement in accordance with its terms. There is no outstanding order, writ, injunction, or decree of any court, government or governmental agency against Bio-Products or its assets, business, or goodwill. Bio-Products is not in violation of any law or governmental regulation applicable to it, to the Technology, or to its properties or business, including but not limited to any applicable safety, environmental control, or similar law or regulation.

      5.5 There is no claim or demand of any Third Party pertaining to, or any proceedings, which are pending or, to the knowledge of Bio-Products, threatened which challenge the rights of Bio-Products in respect of any of the Technology. No technology owned, licensed or used by Bio-Products is subject to any outstanding order, decree, judgment, or stipulation by or with any court, arbitrator or administrative agency, or, to the best of Bio-Products' knowledge, infringes upon the rights of Third Parties.

      5.6 As of the effective date of this Agreement Bio-Products has not, put any Third Party on notice of, and is not a party to any suit alleging, any infringement or alleged infringement of any of the Technology. Bio-Products is aware that there are currently bases for putting certain Third Parties on notice and/or filing claims, action, or litigation alleging infringement of the Technology.

      5.7 Bio-Products warrants the vessels pursuant to the warranty example attached hereto as Appendix F. Bio-Products further warrants that if the composition of the waste includes 70% pulp and paper material (by dry weight) to be processed the system would yield 63% of the processed materials (by dry weight) as the cellulosic biomass product.

                      ARTICLE VI - INDEMNITY AND INSURANCE

      6.1   (a)   The Licensee shall indemnify, defend and hold Bio-Products and
                  UAH and their  respective  directors,  trustees,  officers and employees  harmless  from and  against  any and all claims and expenses, including reasonable attorneys' fees and other legal expenses,  arising out of the death or injury of any person or
                  persons,   any  damage  to  property,   or  any  other  claim,
                  proceeding,   demand,   expense,  or  liability  of  any  kind
                  whatsoever resulting from, or attributable to utilization of the Technology (see Paragraph 10.3 below and Exhibit A).

            (b) At least ten (10) days prior to commencement of vessel installation and operating activities on the site of each facility of the Licensee to be constructed and utilize the Technology pursuant to this Agreement, the Licensee or its Sub-licensee shall provide to Bio-Products copies of certificates evidencing the purchase of policies of insurance against the liabilities described in Paragraph 6.1(a), naming UAH and all of the Parties hereto as additional insureds, in amounts not less than one million dollars ($1,000,000) per claim.

            (c) Bio-Products facilities in which the Licensee shall have no financial interest, if any, shall provide indemnification and insurance against the liabilities described in Paragraph 6.1
                  (a) and (b), naming UAH and all of the Parties hereto as additional insureds, in amounts not less than one million dollars ($1,000,000) per claim.

                               VII - INFRINGEMENT

      7.1   (a)   Bio-Products  and  UAH  shall  notify  the  Licensee,  and the
                  Licensee shall notify  Bio-Products  and UAH, of any actual or threatened  infringement  claims  or suits  that are or may be brought or made against any Party to this  Agreement  relating to the patents  assigned to UAH (a "Third Party Patent Claim")
                  within five (5) days after learning of the existence  thereof.
                  Bio-Products  and/or  UAH  shall  defend  Licensee,  at its or their,  as the case may be, cost and expense  from and against all  infringement  suits  relating to any Third  Party  Patent
                  Claims. In connection with the defense by Bio-Products  and/or
                  UAH of any Third Party  Patent  Claim,  the  Licensee,  at the
                  request and expense of Bio-Products and/or UAH, shall take all such  reasonable  actions as are  necessary  or  desirable  to assist  Bio-Products  and/or UAH in any such action.  Licensee will be reimbursed by  Bio-Products  and/or UAH for its actual
                  and   reasonable   out-of-pocket   expenses,   including   its
                  reasonable attorneys' fees, incurred as a result of such action, within ninety (90) days of the receipt of invoice thereof. Any recoveries or settlements resulting from any such defenses pursuant to this Section 7.1(a) shall be (1) subject to the approval of all Parties, and (2) shall be (i) first applied to all Parties' actual and reasonable out-of-pocket expenses incurred as a result of such defense, (ii) next applied to the actual damages incurred by each respective
                  Party on a prorated basis, if any, and (iii) lastly, all remaining recoveries shall be payable to Bio-Products and/or
                  UAH.

            (b) Bio-Products shall notify the Licensee, and the Licensee shall notify Bio-Products, of any actual or threatened infringement claims or suits that are or may be brought or made against any Party to this Agreement relating to the Technology as defined herein and occurring within the USA that was not assigned to UAH (a "Non-Patent Third Party Claim") within five (5) days after learning of the existence thereof. Bio-Products shall defend Licensee, at Bio-Products' cost and expense, from and against all infringement suits relating to Non-Patent Third Party Claims. In connection with the defense by Bio-Products of any Non-Patent Third Party Claim, the Licensee, at the request and expense of Bio-Products, shall take all such reasonable actions as are necessary or desirable to assist Bio-Products in any such action. Licensee will be reimbursed by Bio-Products for its actual and reasonable out-of-pocket expenses, including its reasonable attorneys fees incurred as a result of such action within ninety (90) days of the receipt of an invoice thereof. In the event of an unsuccessful outcome of such suit, any actual and reasonable out-of-pocket expenses of Licensee not already reimbursed by Bio-Products would be deducted from future royalty payments payable to Bio-Products at a rate of fifty percent (50%) of the amount due and payable from each royalty payment until all such damages and out-of-pocket expenses are fully recovered by Licensee. Any recoveries or settlements resulting from any such defenses pursuant to this Section 7.1(b) shall be (1) subject to the approval of all parties, and (2) shall be (i) first applied to all Parties' actual and reasonable out-of-pocket expenses incurred as a result of such defense, (ii) next applied to the actual damages incurred by each respective Party on a prorated basis, if any, and (iii) lastly, all remaining recoveries shall be payable to Bio-Products

            (c) Upon written notice of suspected infringement from Licensee, UAH and/or Bio-Products shall have the right (but not the obligation) to take enforcement action against or settle infringement activity arising within the USA under any of the patents or other intellectual property relating to the Technology at their cost and expense. In any such action by UAH and/or Bio-Products, the Licensee shall take all reasonable actions as are necessary to assist UAH and/or Bio-Products in any such action. If the Licensee is called upon to take action in any way, which shall require it to make available its own personnel or to retain counsel and/or experts, UAH and/or Bio-Products shall reimburse the Licensee for its actual and reasonable out-of-pocket expenses incurred on account of the Licensee's counsel and experts within ninety
                  (90) days of the receipt of invoice thereof. Any recoveries or settlements resulting from any such enforcement action or other proceeding pursuant to this Section 7.1(c) shall be (1) subject to the approval of all Parties, and (2) shall be (i) first applied to all Parties' actual and reasonable out-of-pocket expenses incurred as a result of such enforcement action or other proceeding, (ii) next applied to the actual damages incurred by each respective Party on a prorated basis, if any, and (iii) lastly, in the event that UAH elects to take the enforcement action, UAH will be entitled to the remaining proceeds; however, in the event that UAH declines to take the enforcement action but Bio-Products elects to do so, all remaining recoveries shall be shared equally between Bio-Products and License.

            (d) In the event UAH and/or Bio Products elect not to bring or maintain an action to prevent or stop an actual or threatened infringement of the U.S. Patent after reasonable notice from LICENSEE of such infringement or possible infringements, LICENSEE shall have the right (but not the obligation) to bring and maintain any appropriate suit, action or proceeding involving any apparent or threatened infringement of the U.S. Patent. LICENSEE shall be to entitled to deduct any and all out-of-pocket costs it incurred for such proceedings from future Royalty payments or other payments otherwise due to UAH and/or Bio Products under this Agreement. However, LICENSEE may not deduct more than fifty percent (50%) from the total amount of any given future payment of Royalties or other payments otherwise due to UAH and/or Bio Products under this Agreement. If such Royalties or other payments in any year are insufficient to reimburse LICENSEE for such costs, then LICENSEE's right to reimbursement for such costs shall be carried forward each year until LICENSEE has recovered the amounts expended or incurred with respect to such enforcement action and have recovered their out-of-pocket costs in respect of such proceedings. UAH and/or Bio Products shall give LICENSEE all authority (including the right to exclusive control of the prosecution of the case), information and assistance necessary to prosecute the case. If LICENSEE finds it is necessary to join UAH and/or Bio Products in such suit, action or proceeding. UAH and/or Bio Products shall execute all papers and perform such other acts as may be reasonably required. Should LICENSEE lack standing to bring any such suit, action or proceeding then UAH and/or Bio Products shall, at the request of LICENSEE, do so upon LICENSEE's undertaking to indemnify and hold harmless UAH and/or Bio Products (to the extent permitted by law) from all consequent liability and promptly to reimburse UAH quarterly for all reasonable expenses (including reasonable attorney's fees) resulting there from. LICENSEE shall be entitled to select the counsel that is to handle any action brought pursuant to this Paragraph. Any recoveries or settlements resulting from any such enforcement action or other proceeding pursuant to this
                  Section 7.1(d) shall be (1) subject to the approval of all Parties, and (2) shall be (i) first applied to all Parties' outstanding actual and reasonable out-of-pocket expenses incurred as a result of such enforcement action or other proceeding, (ii) next applied to the actual damages incurred by Licensee, if any, and (iii) lastly, all remaining recoveries shall be shared equally between Bio-Products and Licensee.

            (e) In the event Bio Products elects not to bring or maintain an action to prevent or stop an actual or threatened infringement of the Technology that was not assigned to UAH (the "Non-Patent Technology") after reasonable notice from LICENSEE of such infringement or possible infringements, LICENSEE shall have the right (but not the obligation) to bring and maintain any appropriate suit, action or proceeding involving any apparent or threatened infringement of the Non-Patent Technology. LICENSEE shall be to entitled to deduct any and all out-of-pocket costs it incurred for such proceedings from future Royalty payments or other payments otherwise due to Bio Products under this Agreement. However, LICENSEE may not deduct more than fifty percent (50%) from the total amount of any given future payment of Royalties or other payments otherwise due to Bio Products under this Agreement. If such Royalties or other payments in any year are insufficient to reimburse LICENSEE for such costs, then LICENSEE's right to reimbursement for such costs shall be carried forward each year until LICENSEE has recovered the amounts expended or incurred with respect to such enforcement action and have recovered their out-of-pocket costs in respect of such proceedings. Bio Products shall give LICENSEE all authority (including the right to exclusive control of the prosecution of the case), information and assistance necessary to prosecute the case. If LICENSEE finds it is necessary to join Bio Products in such suit, action or proceeding. Bio Products shall execute all papers and perform such other acts as may be reasonably required. Should LICENSEE lack standing to bring any such suit, action or proceeding then Bio Products shall, at the request of LICENSEE, do so upon LICENSEE's undertaking to indemnify and hold harmless Bio Products (to the extent permitted by law) from all consequent liability and promptly to reimburse Bio Products quarterly for all reasonable expenses (including reasonable attorney's fees) resulting there from. LICENSEE shall be entitled to select the counsel that is to handle any action brought pursuant to this Paragraph. Any recoveries or settlements resulting from any such enforcement action or other proceeding pursuant to this
                  Section 7.1(e) shall be (1) subject to the approval of all Parties, and (2) shall be (i) first applied to all Parties' outstanding actual and reasonable out-of-pocket expenses incurred as a result of such enforcement action or other proceeding, (ii) next applied to the actual damages incurred by Licensee, if any, and (iii) lastly, all remaining recoveries shall be shared equally between Bio-Products and Licensee.

      7.2 The Licensee shall at its own expense defend all infringement suits relating to any variations, modifications and alterations of the Technology that were made by the Licensee without the written acknowledgement and consent of Bio-Products to make any such variations, modifications, and alterations of the Technology. The Licensee shall not be entitled to any deduction from amounts due Bio-Products on account of such expenses.

      7.3 In connection with the defense by Bio-Products of any Third Party claims not addressed in Paragraphs 7.1 or 7.2, the Licensee shall participate and cooperate, as Bio-Products shall, from time to time, reasonably request. If the Licensee is called upon to take action in a way which shall require it to make available its own personnel or to retain counsel and/or experts, the Licensee shall be entitled to a deduction from any amounts due Bio-Products under this Agreement. If there are no such amounts due Bio-Products under this Agreement, then Bio-Products agrees to pay Licensee all personnel, counsel, expert and courts costs thirty days after notification of such expenses by the Licensee in connection with Bio-Products' defense of such suits.

                   ARTICLE VIII - FABRICATION AND CONSTRUCTION

      8.1 The Licensee shall use its best efforts to assure that all construction and fabrication meets or exceeds all required safety standards of the United States and the jurisdiction wherein the Technology shall be utilized.

      8.2 Bio-Products will use its best efforts to assure that all designs, processes, formulas, recipes, and plans to be provided to the Licensee meet or exceed all applicable and material safety standards of the United States and any jurisdiction wherein the Technology shall be utilized.

      8.3 The Licensee shall use its best efforts to obtain, or cause to be obtained, all material local, state and federal permits necessary for the construction and operation of any facility that will utilize the Technology.

                          ARTICLE IX - CONFIDENTIALITY

      9.1 The Parties hereto each possess confidential information of both a technical and a non-technical nature. It is understood that it has been and may be necessary for one to disclose same to the other, and the Parties agree such disclosures have been and will be made under and subject to the following terms:

      (a) Each Party agrees to receive and maintain in strict confidence the confidential information disclosed to it by the other Party and which is designated in writing as "CONFIDENTIAL" by the Party making the disclosure. Such confidential information, either tangible or intangible, shall not be used in any way other than for performance of express provisions of this Agreement, and shall not be disclosed to others without written consent of the designating, disclosing Party.

      (b) The obligations of confidentiality herein shall not apply to prevent any Party hereto from using or otherwise disclosing any information, tangible or intangible, which:

            (i) it had rightfully in its possession before the disclosure thereof by the disclosing Party;

            (ii) is now in, or later comes into, the public domain through no fault of the receiving Party; or

            (iii) is  disclosed to the  receiving  Party by a Third Party having the right to make such a disclosure.

      (c) The obligations of confidentiality herein shall extend beyond any termination, cancellation or expiration of this Agreement and shall include all such written information exchanged between the Parties.

      (d) The information designated as "CONFIDENTIAL" shall be disclosed by each Party only to those employees having a need to know same for purposes of performing the express provisions of this Agreement, and who shall in writing agree to be bound by the provisions of this Paragraph 9.1.

      (e) The Parties to this Agreement shall take all necessary care to maintain all "CONFIDENTIAL" information in strict confidence. Disclosure to any Third Party shall be made only after said Third Party has executed a "Confidentiality, Non-Disclosure, and Non-Competition" agreement which is attached hereto as Exhibit G, copies of which shall be maintained by the disclosing Party and shall be subject to inspection by any of the Parties hereto.

      (f) In the event that any Party hereto becomes legally compelled or otherwise legally obligated to disclose any confidential information disclosed to it by another Party, the compelled Party will provide the other Party prompt notice so that the other Party may seek a protective order or other appropriate remedy. Should the other Party be unable on its own behalf to obtain such order or remedy, the compelled Party will use its best efforts to obtain a protective order or other appropriate remedy and if unable to do so will consult (or will cause such person to whom such confidential information was furnished to consult) with the other Party as to what information should and should not be disclosed and will disclose only that portion of the confidential information which is legally required to be disclosed and will use its best efforts to obtain assurances that treatment consistent with this paragraph will be accorded to that portion of the confidential information so disclosed. Except for expenses incurred as a result of any breach of this Agreement relating to the disclosure of confidential information, the other Party will reimburse the compelled Party for its expenses incurred in complying with the terms of this Paragraph
            9.1 (f).

      (g) The Parties hereto agree to collect, obtain and deliver to each other at the expiration or earlier termination of this Agreement, all documents, models, drawings, plans, designs, specifications, calculations, memoranda and other materials or records prepared in the course of their performance and duties hereunder, except one record set, which may be retained by each Party in accordance with the provisions of this Paragraph 9.1.

               ARTICLE X - AGREEMENT BETWEEN BIO-PRODUCTS AND UAH

      10.1 Bio-Products shall comply with all of the terms and conditions of, and perform all of its obligations under, the UAH License. Bio-Products shall not agree to any amendment or modification of the UAH License that would materially affect the terms and conditions of this Agreement without the written consent of Licensee.

      10.2 If at any time Bio-Products defaults in its duties in connection with, or by its conduct attempts to or actually terminates the UAH License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, then the Licensee will be automatically entitled to and may at its sole discretion enter into contractual agreements with and pay directly to UAH the amounts necessary to obtain or maintain the UAH License. If Licensee does not enter into contractual agreements with UAH, but rather cures any financial default of Bio-Products only, then such sums paid to UAH on behalf of Bio-Products shall be deducted from any royalties owed to Bio-Products under this Agreement. If no such royalties are owed to Bio-Products under this Agreement then such sums will be treated as an interest free loan to Bio-Products.

      10.3 Any provision of this Agreement to the contrary notwithstanding, this Agreement shall be construed and interpreted so that the terms and conditions hereof shall not be inconsistent with the terms and conditions of the UAH License, attached hereto as Exhibit A.

                        ARTICLE XI - PUBLICITY OF LICENSE

      11.1 Upon the request of the Licensee, Bio-Products shall cooperate and provide assistance in the development of public statements, advertising, sales literature or promotional materials to describe or promote the Technology.

                        ARTICLE XII - VISITS TO PREMISES

      12.1 The Licensee shall, from time to time, permit Bio-Products to bring visitors to tour any facility utilizing the Technology, provided, that Bio-Products shall notify the Licensee at least seventy-two (72) hours in advance of any proposed visit, that such visits shall be limited to reasonable times and intervals, and contingent upon each visitor signing an appropriate Confidentiality, Non-Disclosure and Non-Competition Agreement, and such visitors shall also be subject to all relevant safety and other regulations that apply to any other visitors to the facility. No persons other than those designated by Bio-Products shall have the right to visit any facility utilizing the Technology without the Licensee's express written consent.

                  ARTICLE XIII - EVENTS OF DEFAULT AND REMEDIES

      13.1 The Licensee shall be in breach of this Agreement in the event of:

      (a) The Licensee's failure to make any payment hereunder on or before the date on which such payment becomes due and payable and the continuation of such failure unremedied for thirty (30) days after written notice thereof has been given to the Licensee by Bio-Products;

      (b) The Licensee's failure to observe or perform any covenant, condition or agreement contained in this Agreement and the continuation of such failure unremedied for thirty (30) days after written notice thereof has been given to the Licensee by Bio-Products, unless such breach can not be remedied within such thirty (30) days for reasons beyond the Licensee's control, in which case the Licensee shall have a reasonable time within which to remedy such breach; or

      (c) Any warranty or representation made herein by the Licensee and contained in this Agreement, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading.

      No termination of this Agreement shall relieve the Licensee of the obligation to pay to Bio-Products all royalties, fees, and other payments accrued at the time of the termination.

      13.2 Bio-Products shall be in default of this Agreement in the event of:

      (a) Bio-Products' failure to observe or perform any covenant, condition or agreement contained in this Agreement or in the UAH License and the continuation of such failure unremedied for thirty (30) days after written notice thereof shall have been given to Bio-Products by the Licensee;

      (b)   Any  warranty  or  representation  made  herein  by or on  behalf of
            Bio-Products, contained in this Agreement or in the UAH License, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading; or

      (c) If at any time Bio-Products defaults in its duties in connection with, or by its conduct attempts to or actually terminates the UAH License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, or affects or terminates Licensee's ability to continue operation of existing plants or build new plants.

      13.3 The Licensee shall have the following remedies for breach or default of this Agreement or the UAH License by Bio-Products:

      (a) Upon Bio-Products' breach or termination of the UAH License or this Agreement, such that the breach or termination has affected the ability of Licensee to continue operation of existing plants and preclusion of building new plants, the Licensee may at its option terminate this Agreement and contract directly with UAH as provided in this Agreement., The Licensee and any sub-licensee shall utilize the Technology, free of any royalties, fees, and other amounts accrued through the date of such default or breach and thereafter.

      (b) In addition to any other right or remedy available to the Licensee under this Agreement or in law or equity, upon Bio-Products' breach or default of this Agreement or the UAH License, the Licensee shall be entitled to withhold and/or offset any and all royalties or other fees due to Bio-Products under this Agreement.

      (c) Notwithstanding anything to the contrary in this Agreement, the Licensee may terminate this Agreement at any time upon six (6) months prior written notice to Bio-Products, at which time the Licensee will cease utilizing the Technology, and pay to Bio-Products any royalties, fees and other amounts accrued through the date of such termination. Immediately upon termination of this Agreement all rights, privileges and licenses granted to the Licensee hereunder shall revert to Bio-Products, including all sub-licenses of facilities granted by the Licensee.

      13.4 Upon the Licensees' breach of this Agreement and it's failure to cure said breach as provided above in 13.1, Bio-Products may, at its option, (i) terminate this Agreement, at which time Licensee shall cease utilizing the Technology and such termination shall relieve Licensee of its obligations to pay Bio-Products any further royalties or fees other than those fees and royalties already accrued through the date of termination and all sub-licenses granted by Licensee shall be assigned to Bio-Products; or (ii) Bio-Products may seeks to recover such damages to which it may be entitled by applicable law, including but not limited to, equitable and injunctive relief.

      13.5  (a)   Any claim or  controversy  arising  out of or relating to this
                  Agreement, or the breach thereof, including without limitation the right of any Party hereto to terminate this Agreement, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be before one neutral arbitrator to be selected in accordance with the then current Commercial Arbitration Rules of the American
                  Arbitration Association. The parties shall have all rights to pre-arbitration discovery pursuant to the Federal Code of Civil Procedure.

            (b) Neither of the Parties nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties except to counsel, accountants, and other need to know professionals.

            (c) All fees and expenses of the arbitration shall be born by the Parties equally. However, each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

            (d) In the event that a claim or controversy over the right of any Party to terminate this Agreement shall be submitted for arbitration, this Agreement shall continue in full force and effect, and the termination shall be of no effect, until the arbitrator renders a final decision.

      13.6 In the event of the commencement of a voluntary case under the Bankruptcy Code by the Licensee, or Licensee's acquiescence in an involuntary petition under the Bankruptcy Code which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, the right and license conferred under this Agreement shall automatically become and shall thereafter be null and void. The commencement of a voluntary case under the Bankruptcy Code by Bio-Products, or Bio-Products' acquiescence in an involuntary petition under the Bankruptcy Code, which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, shall be treated as a material breach of the Agreement.

                        ARTICLE XIV - GENERAL PROVISIONS

      14.1 The titles of the various articles and sections of this Agreement are solely for convenience of reference and are not part of this Agreement for purposes of interpreting the provisions hereof.

      14.2 The Licensee may assign all of its rights and obligations under, and all of its interest in, this Agreement, including without limitation the license granted hereby, either (i) in a transaction accompanied by the sale or other transfer of the Licensee's entire business, its stock, or substantially all of its assets, or (ii) to any other entity owned by the same shareholders of Licensee and this Agreement shall be binding upon, and inure to the benefit of, any such successor or assign of the Licensee, provided that Bio-Products consents in writing, such assignment shall not be unreasonably conditioned, withheld, or delayed..

      14.3 Nothing in this Agreement shall be deemed or construed to constitute or to create a partnership, joint venture or agency between the Parties. Except as may be otherwise provided herein, neither Party shall have any authority to bind the other Party in any respect.

      14.4 If any provision of this Agreement is or becomes unenforceable under any law of mandatory application, it is the intent of the Parties hereto that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

      14.5 The waiver by any Party of any failure on the part of any other Party to perform any of its obligations under this Agreement shall not be construed as a waiver of any failure or continuing failure or failures, whether similar or dissimilar thereto.

      14.6 This Agreement, including the exhibits hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the Parties, whether oral or written, related to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by the authorized representatives of the Parties hereto.

      14.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, constitute a single document. This Agreement may be executed by each Party on separate copies, which copies, when combined so as to include the signatures of all Parties, shall constitute a single counterpart of this Agreement.

      14.8 This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

      14.9 Each Party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

      14.10 For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of Huntsville, Alabama.

      14.11 This Agreement and all exhibits contain the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such Parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

      14.12 Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders.

      14.13 Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and permitted assigns of each Party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any Third Party that is not a Party to this Agreement, except for the rights of the successors-in-interest and permitted assigns of each Party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified Third Parties.

      14.14 Except as otherwise provided in this Agreement, in the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any Party against any other Party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the unsuccessful Party all costs, expenses, and reasonable attorneys' fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorneys' fees.

      14.15 Any notice or other communication pursuant to this Agreement shall be sufficiently made or given five days after the date sent, postage pre-paid, by certified mail, return receipt requested, if sent to the following addresses, or to such other address as the Party may from time to time designate to the other Parties in writing: In the case of Bio-Products:

      Dr. Michael H. Eley, President & CEO
      BIO-PRODUCTS INTERNATIONAL, INC
      3317 Clifford Road, NW
      Huntsville, Alabama 35810 USA
      256-852-3139 (phone)
      256-824-6305 (fax)
      eleym@email.uah.edu (email)

In the case of World Waste Technologies, Inc.:

      Thomas L. Collins, CEO
      WORLD WASTE TECHNOLOGIES, INC.
      13520 Evening Creek Dr., North
      Suite 130
      San Diego, CA 92128
      858-391-3400 (phone)
      858-486-3352 (fax)
      tcollins@worldwasteintl.com (email)

Each Party shall make a reasonable, good faith effort to ensure that it will accept or receive notices to it that are given in accordance with this paragraph. A Party may change its address for purposes of this paragraph by giving the other Parties written notice of a new address in the manner set forth above.

      14.16 In the event either Party hereto shall be rendered wholly or partly unable to perform its obligations under this Agreement by reason of causes beyond its control, including but not limited to acts of Nature, acts of terrorism, acts, omissions, or regulation of any government or agency thereof, judicial action, labor disputes, or transportation failure, except as specified herein, the performance of the obligations of such Party insofar as it is affected by such condition shall be suspended for the duration of such condition, provided the Party affected advises the other Party of the basis of its inability within ten (10) days of the beginning of such known inability. After the cessation of the condition causing such inability, the Party suffering such inability shall have a period of thirty (30) days to restore its operation(s) and restore its obligations to the other Party.

      14.17 No representations have been made to any Party regarding taxes, it being understood by each of the Parties that each such Party accepts full responsibility for calculation of and payment of his or its taxes, levies, duties or other charges incurred or imposed as a consequence of this Agreement and the transactions described herein.

      14.18 This Agreement shall become effective when it has been executed by all of the Parties to this Agreement.

      IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to duly execute and deliver this Agreement effective as of the date written above.

BIO-PRODUCTS INTERNATIONAL, INC.


By: /s/ Michael H. Eley
    ----------------------------------------
    Dr. Michael H. Eley, President & CEO


WORLD WASTE TECHNOLOGIES, INC.


By: /s/ Thomas L. Collins
    ----------------------------------------
    Thomas L. Collins, CEO


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